Exhibit 99.1

LightPath Technologies, Inc. Announces
First Quarter Fiscal 2007 Financial Results

For Immediate Release

(November 15, 2006) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision-molded aspheric visible to infrared optics, GRADIUM® glass products, high-performance high-power fiber-optic collimators and isolators, today announced financial results for its fiscal 2007 first quarter. Our Disclosure Backlog, as defined in our Annual Report on Form 10-K for June 30, 2006, was $4.1 million at September 30, 2006 compared to $2.5 million at the same date in the prior year. Principally on the strength of orders for our fiber delivery systems for defense-related applications and molded optics for industrial customers, our Disclosure Backlog increased approximately 64% from $2.5 million as of September 30, 2005. Compared to the same period in the prior year, sales increased by 62%, to $4.4 million for the first fiscal quarter, which included $0.5 million in delinquent shipments from prior quarters. During this quarter, our delinquent backlog, or orders from prior quarters with past due expected ship dates, decreased by approximately $0.5 million.

Financial Quick Reference

(In Millions, except for per share data)	Three Months Ended September 30,

Unaudited	2006	2005
Total revenues	$4.39	$2.70
Total costs and expenses	$4.86	$3.52
Net loss	$(0.46)	$(0.81)
Net loss per share	$(0.10)	$(0.22)
Increase\(Decrease) in cash and cash equivalents	$(0.62)	$(0.73)

(In Millions)	September 30, 2006	June 30, 2006
Cash and cash equivalents	$3.14	$3.76

Detailed comments about the first quarter of fiscal 2007: For the quarter ended September 30, 2006, the Company reported total revenues of $4.39 million compared to $2.7 million for the same quarter of the previous fiscal year, an increase of 62%. The $4.39 million in revenues included $0.5 million in delinquent shipments from prior quarters. Net loss for the quarter ended September 30, 2006, was $0.45 million, or $0.10 per share. Our gross margin percentage in the first quarter is higher, at 24%, by four points than in the first quarter of the prior year when it was approximately 20%. While we are seeing improved margins from lower material costs, better utilization of our manufacturing plants and from higher volumes of product sales, our efforts to improve margins remain a principal focus. Selling general and administrative expenses increased from $1.37 million in the [fourth] quarter of last fiscal year to $1.55 million in this most recent quarter, largely due to stock compensation and legal and professional expenses, which were partially offset by reduced insurance costs. New product development expenses were essentially level at $0.27 million compared to last year’s first quarter of $0.26 million, and a result of slightly higher personnel costs offset by lower consumable material and outside services costs.

Cash Status: For the quarter ended September 30, 2006, net cash declined by $0.62 million, ($0.33 million was spent on fixed assets to support our cost savings initiatives and our growth), as compared to a decrease of $0.73 million in the same period of the prior year.

Comments: Ken Brizel, President and CEO of LightPath, stated, “Revenue for the quarter was $4.4 million with $0.5 million cleanup of delinquent shipments from prior quarters, subtracting the revenue derived from delinquent shipments reduces the overall quarterly revenue to $3.9 million. We believe the increase in our backlog to $4.1 million from $2.5 million at September 30, 2005, coupled with increased sales to customers in the industrial and defense markets and a moderate improvement in the communications market will result in increased revenue for the second quarter of fiscal 2007 compared to the same period in fiscal 2006. During the first quarter of fiscal 2007, the communications market had some improvement. Now as we approach the middle of the second quarter, we are seeing softening of the communications market, and this trend appears to be typical for the cycle of this market. This highlights the importance of our ongoing market diversification initiatives, enabling the company to grow as we stabilize our business. Our industrial and defense-related activities continue to take hold. Finally, this quarter, LightPath’s Shanghai facility produced 40% of the revenue for molded glass aspheric optics, which contributes to the bottom line. We are continuing our investments in this facility which will increase our overall capacity and enable us to take on new Asian opportunities.”

Additional information concerning the Company and its products can be found at the Company’s web site at www.lightpath.com.

Webcast Details:
LightPath plans to hold an audio webcast at 3:00 p.m. EST on November 15, 2006 to discuss details regarding the company's performance for the first quarter of fiscal 2007. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products, including precision molded aspheric visible to infrared optics, GRADIUM® glass products, high-performance high power collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contact: Dorothy M. Cipolla, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.